UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. 1)

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☐           Definitive Proxy Statement

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☐           Soliciting Material Under Rule 14a-12

HEALTHWAYS, INC.
(Name of Registrant as Specified in Its Charter)

NORTH TIDE CAPITAL MASTER, LP NORTH TIDE CAPITAL, LLC CONAN J. LAUGHLIN EDWIN "MAC" CRAWFORD BRADLEY S. KARRO PAUL H. KECKLEY
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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PRELIMINARY COPY SUBJECT TO COMPLETION
DATED APRIL __, 2014

NORTH TIDE CAPITAL MASTER, LP

___________________, 2014

Dear Fellow Healthways Stockholder:

North Tide Capital Master, LP and the other participants in this solicitation (collectively, “North Tide” or “we”) are the beneficial owners of an aggregate of 3,850,000 shares of common stock, par value $.001 per share (the “Common Stock”), of Healthways, Inc., a Delaware corporation (“Healthways” or the “Company”), representing close to 11% of the outstanding shares of Common Stock of the Company.  We have nominated a slate of four (4) highly qualified director candidates for election at Healthways’ upcoming 2014 annual meeting of stockholders (the “Annual Meeting”).  We did so because we believe the current board of directors (the “Board”) has failed to represent the best interests of stockholders and because we believe that the individuals we have nominated are highly qualified, capable and ready to serve stockholders to help make Healthways a stronger, more profitable, and ultimately more valuable company.

We have serious concerns with Healthways’ prolonged underperformance under the direction of the current management team and Board.  Despite our efforts to recommend specific actions to enhance stockholder value and to place highly-qualified independent directors on the Board while avoiding a costly and distracting proxy battle, we believe the Board has been unwilling to embrace the level of change required at Healthways. In both private and public letters as well as numerous conversations with representatives of the Company, we have clearly articulated our view that in order to maximize value for stockholders, we believe change is needed on the Board to ensure that appropriate actions are taken to improve execution, drive better financial performance and hold management accountable.

We strongly believe significant representation on the Board is required at this juncture and will help stockholders to realize maximum value for their investment in the Company.  We are therefore seeking your support at the Annual Meeting to elect four (4) director candidates in order to ensure that the interests of the stockholders, the true owners of the Company, are appropriately represented in the boardroom at all times.  We believe these director candidates collectively possess a well-balanced mix of skill sets to ensure that the Board (i) fulfills its duty to provide effective oversight of the Company, (ii) determines the appropriate corporate strategy to create value for the benefit of all stockholders, and (iii) holds management accountable for executing against those objectives.

The Company has a classified Board, which is currently divided into three classes.  The terms of four (4) Class II directors expire at the Annual Meeting and four (4) directors will be elected at the Annual Meeting.  We are seeking your support at the Annual Meeting to elect our four (4) nominees in opposition to the Company’s director nominees for annual terms ending in 2015.  North Tide believes that any attempt to increase the size of the current Board or the number of directors up for election at the Annual Meeting would constitute an improper manipulation of Healthways’ corporate machinery.  Your vote to elect our nominees will have the legal effect of replacing four incumbent directors with our nominees.  If elected, there can be no guarantee that our nominees will be able to implement the actions that they believe are necessary to enhance stockholder value.

We urge you to carefully consider the information contained in the attached Proxy Statement and then support our efforts by signing, dating and returning the enclosed BLUE proxy card today.  The attached Proxy Statement and the enclosed BLUE proxy card are first being furnished to the stockholders on or about __________, 2014.

If you have already voted for the incumbent management slate, you have every right to change your vote by signing, dating and returning a later dated proxy.

If you have any questions or require any assistance with your vote, please contact Okapi Partners LLC, who is assisting us, at its address and toll-free numbers listed below.

Thank you for your support.

/s/ Conan J. Laughlin

Conan J. Laughlin
Managing Member, North Tide Capital, LLC

If you have any questions, require assistance in voting your BLUE proxy card, or need additional copies of North Tide’s proxy materials,
please contact Okapi Partners at the phone numbers or email listed below.

OKAPI PARTNERS LLC
437 Madison Avenue, 28th Floor
New York, N.Y. 10022
(212) 297-0720
Stockholders Call Toll-Free at: 877-869-0171
E-mail: info@okapipartners.com

2014 ANNUAL MEETING OF STOCKHOLDERS
OF
HEALTHWAYS, INC.
_________________________

PROXY STATEMENT
OF
NORTH TIDE CAPITAL MASTER, LP
_________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED BLUE PROXY CARD TODAY

North Tide Capital Master, LP (“North Tide Master”), North Tide Capital, LLC (“North Tide Capital”) and Conan J. Laughlin (collectively, “North Tide” or “we”) are significant stockholders of Healthways, Inc., a Delaware corporation (“Healthways” or the “Company”), owning close to 11% of the outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company.  We are seeking representation on the Board of Directors of the Company (the “Board”) because we believe that the Board could be improved with directors who have strong, relevant backgrounds and who are committed to fully exploring all opportunities to unlock stockholder value.  We are seeking your support at the annual meeting of stockholders scheduled to be held at the Franklin Marriott Cool Springs located at 700 Cool Springs Boulevard, Franklin, Tennessee, 37067 on Tuesday, June 24, 2014 at 9:30 a.m., Central time (including any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “Annual Meeting”), for the following:

1.
To elect North Tide Master’s director nominees, Edwin “Mac” Crawford, Bradley S. Karro, Paul H. Keckley and Conan J. Laughlin, (each a “Nominee” and, collectively, the “Nominees”) to serve until the 2015 annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	To consider and act upon a non-binding, advisory vote to approve compensation of Healthways’ named executive officers (the “Say-on-Pay Proposal”);

3.	To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal 2014;

4.	To consider and act upon a proposal to approve a new 2014 Stock Incentive Plan;

5.
To consider and act upon a proposal to approve an amendment to the Company's Amended and Restated Bylaws, as amended (the “Bylaws”), to implement majority voting for uncontested elections of directors; and

6.	To transact such other business as may properly come before the Annual Meeting.

As of the date hereof, the members of North Tide and the Nominees collectively own 3,850,000 shares of Common Stock.  We intend to vote such shares of Common Stock FOR the election of the Nominees, [FOR/AGAINST] the approval of the Say-on-Pay Proposal, [FOR] the ratification of Ernst & Young LLP as the Company’s independent auditor for the 2014 fiscal year, [FOR/AGAINST] the approval of the 2014 Stock Incentive Plan, and [FOR] approval of an amendment to the Company’s Bylaws to implement majority voting for uncontested elections of directors, as described herein.

The Company has set the close of business on Monday, May 5, 2014 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”).  The mailing address of the principal executive offices of the Company is 701 Cool Springs Boulevard, Franklin, Tennessee 37067.  Stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting.  According to the Company, as of the Record Date, there were [_________] shares of Common Stock outstanding.

THIS SOLICITATION IS BEING MADE BY NORTH TIDE AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OR MANAGEMENT OF THE COMPANY.  WE ARE NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING OTHER THAN AS SET FORTH IN THIS PROXY STATEMENT.  SHOULD OTHER MATTERS, WHICH NORTH TIDE IS NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE ANNUAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED BLUE PROXY CARD WILL VOTE ON SUCH MATTERS IN OUR DISCRETION.

NORTH TIDE URGES YOU TO SIGN, DATE AND RETURN THE BLUE PROXY CARD IN FAVOR OF THE ELECTION OF THE NOMINEES.

IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY COMPANY MANAGEMENT OR THE BOARD, YOU MAY REVOKE THAT PROXY AND VOTE ON EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD.  THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS.  ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting—
This Proxy Statement and our BLUE proxy card are available at
[_______________________]

______________________________

IMPORTANT

Your vote is important, no matter how few shares of Common Stock you own.  North Tide urges you to sign, date, and return the enclosed BLUE proxy card today to vote FOR the election of the Nominees.

•
If your shares of Common Stock are registered in your own name, please sign and date the enclosed BLUE proxy card and return it to North Tide, c/o Okapi Partners LLC (“Okapi Partners”) the enclosed postage-paid envelope today.

•
If your shares of Common Stock are held in a brokerage account or bank, you are considered the beneficial owner of the shares of Common Stock, and these proxy materials, together with a BLUE voting form, are being forwarded to you by your broker or bank.  As a beneficial owner, you must instruct your broker, trustee or other representative how to vote.  Your broker cannot vote your shares of Common Stock on your behalf without your instructions.

•
Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet.  Please refer to the enclosed voting form for instructions on how to vote electronically.  You may also vote by signing, dating and returning the enclosed voting form.

Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company.  Even if you return the management proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to us.  Remember, you can vote for our Nominees only on our BLUE proxy card.  So please make certain that the latest dated proxy card you return is the BLUE proxy card.

OKAPI PARTNERS LLC

437 Madison Avenue, 28th Floor
New York, N.Y. 10022
(212) 297-0720
Stockholders Call Toll-Free at: 877-869-0171
E-mail: info@okapipartners.com
Background to the Solicitation

Background to the Solicitation

The following is a chronology of material events leading up to this proxy solicitation.

•
On August 12, 2013, North Tide met with Healthways CEO Ben Leedle, CFO Alfred Lumsdaine and Charles Wochomurka, SVP of Investor Relations, at Healthways’ headquarters in Franklin, Tennessee and discussed general business trends, Healthways’ performance and the Company’s capital structure.

•	On September 12, 2013, Mr. Laughlin met with Messrs. Leedle, Lumsdaine and Wochomurka at the Stifel Nicolaus healthcare conference in Boston, Massachusetts.

•	On October 24, 2013, North Tide and Messrs. Leedle, Lumsdaine and Wochomurka had a teleconference and discussed Healthways’ guidance for 2013 and 2014.

•
On October 28, 2013, North Tide filed a Schedule 13D disclosing a 9.88% stake in Healthways. In the Schedule 13D, North Tide disclosed that it may initiate discussions with the Board regarding the performance of the Healthways’ management team and/or other matters concerning the management of Healthways.

•	On November 4, 2013, North Tide and Mr. Lumsdaine had a teleconference and discussed Healthways’ Silver Sneakers business.

•
On November 15, 2013, Mr. Laughlin met with John Ballantine, Chairman of the Board, and Mary Flipse, the Company’s General Counsel, in New York City. At this meeting, Mr. Laughlin detailed management’s poor track record, the Company’s terrible shareholder returns over almost any measuring period, and the need for the Board to act to restore accountability and credibility, and make long overdue changes to improve shareholder value.

•
On December 2, 2013, North Tide delivered a letter to the Board in which it stated that it believes there is considerable value in Healthways shares but that it has deep concerns about the ability of the current management team, in particular CEO Ben Leedle, to deliver and/or achieve recognition for that value. In the letter, North Tide stated that it believed the value destruction for Healthways stockholders during Mr. Leedle’s tenure as CEO is irrefutable. North Tide further stated that one of the hallmarks of Mr. Leedle’s tenure is a pattern of “hype” and disappointment, and that senior management team will miss internally established EPS targets published in annual proxy statements on file with the Securities and Exchange Commission (the “SEC”), for the third year in a row, the fourth year in the last six, and the sixth year in the last ten. North Tide stated that Mr. Leedle had lost all remaining credibility in the investment community, and the Board needs to recognize what this means from a stockholder value standpoint going forward. North Tide provided that in spite of its concerns around the management at Healthways, it believes the Company’s share price is significantly undervalued, and there are steps the Board can take to significantly enhance stockholder value, including by: (i) removing Mr. Leedle from his CEO position; (ii) unlocking the value of the Company’s Silver Sneakers business; (iii) terminating the Company’s international operations; and (iv) re-focusing Healthways on its core domestic population health and wellness business.

•	On December 19, 2013, North Tide filed an amendment to its Scehdule 13D disclosing that it had increased its stake in Healthways to 11% of the outstanding shares of Common Stock.

•
On December 20, 2013, Mr. Laughlin conversed with Mr. Ballantine and reiterated the points made in North Tide’s December 2, 2013 letter to Healthways. During this conversation, Mr. Laughlin asked for the Board to acknowledge the need for change at the Company and to act on North Tide’s recommendations by removing Mr. Leedle as CEO of the Company and initiating a strategic review of the Company and its prospects to boost shareholder value.

•
On December 27, 2013, Mr. Laughlin and Mr. Ballantine had a phone conversation during which Mr. Ballantine stated that the Board fully supported management and Healthways’ strategic plans. Mr. Laughlin reiterated his frustration with the status quo and his dissatisfaction with the Board’s unwillingness to acknowledge or address the need for change at Healthways.

•
On January 14, 2014, North Tide delivered a letter to the Board. In the letter, North Tide stated that while it sincerely appreciates the open dialogue that the Board has maintained with North Tide over the previous two months, North Tide is concerned by the Board’s apparent laissezfaire attitude toward the need for change at Healthways and unwavering support for CEO Ben Leedle despite the substantial value destruction that stockholders have suffered during his tenure. In the letter, North Tide emphasized its serious concerns regarding: (i) the Board’s failure to hold Mr. Leedle accountable for his continued operational shortcomings or meaningfully respond to the serious concerns that North Tide raised in its December 2, 2013 letter to the Board and in North Tide’s ensuing private conversations with Mr. Ballantine; (ii) the Board’s failure to address the severe underperformance and decline of the Company’s core health and wellness operations, which has been masked to a large extent by the success of the Silver Sneakers business; and (iii) the current Board members’ seeming unwillingness to act as unbiased stewards in their service to Healthways’ stockholders and set a new direction for the Company to reverse the years of disappointment to which stockholders have unfortunately grown accustomed. North Tide stated in the letter that it intended to pursue all available options to effect necessary leadership change at Healthways, including, but not limited to, nominating a slate of directors at the Annual Meeting, in order to ensure that the best interests of all stockholders are properly represented in the boardroom.

•
On February 19, 2014, Mr. Ballantine contacted North Tide with an offer from the Board to appoint one of North Tide’s nominees to the Board and grant North Tide with access to a strategic review process conducted by J.P. Morgan. This offer was subject to North Tide’s entry into a standstill agreement.  North Tide responded by pointing out that the Board’s settlement proposal failed to meaningfully address any of North Tide’s stated concerns, and that North Tide would be willing to enter into a settlement with the Board only around a framework that involves substantial Board representation and Ben Leedle’s resignation as CEO.

•
Also on February 19, 2014, North Tide delivered a letter to Mr. Ballantine in which it stated that Tom Cigarran’s resignation letter and the Board’s enduring support of CEO Ben Leedle, despite his repeated failures including the prior week’s disappointing earnings report, points to a Board that is committed to perpetuating the troubling status quo. In the letter, North Tide stated that it remains steadfast in its belief that material change in leadership and board composition is required at Healthways and that the Board’s February 19, 2014 offer of one Board seat was an inadequate response to North Tide’s serious concerns. North Tide further provided that it would be amenable to a settlement that included the following: (i) at the Annual Meeting, three North Tide director nominees would be nominated in place of three of Healthways’ Class II directors; (ii) a fourth director nominee would be a candidate mutually agreeable to North Tide and the Board; (iii) Ben Leedle would resign as CEO of the Company; and (iv) North Tide would enter into a customary standstill arrangement wherein it would agree not to submit any nominations for the Annual Meeting and would be reimbursed for certain of its expenses.

•
On February 24, 2014, Mr. Ballantine presented North Tide with the Board’s revised settlement offer (the “February 24 Settlement”), pursuant to which the Board would nominate five directors at the Annual Meeting. The February 24 Settlement provided that two of the nominees would be proposed by North Tide, subject to confirmation by the Nominating and Governance Committee and confirmation that such nominees are independent and not otherwise affiliated with North Tide. Two of the nominees would be selected by the Board from its existing Class II directors. The Board would be expanded to twelve (12), with one additional independent nominee proposed by Healthway, subject to the Board’s approval. In addition, the Board would create a Strategic Review Committee for the purpose of assisting management and the Board in reviewing and refining the Company’s long range strategy. One of North Tide’s director nominees would serve on each standing committee of the Board (presuming the director meets applicable legal qualification standards) and on the Strategic Review Committee. North Tide would enter into a customary voting agreement, including North Tide agreeing to vote its shares in favor of the Board’s recommendations for matters presented for stockholder vote at the Annual Meeting. North Tide would enter into a customary standstill agreement expiring on the date ending thirty (30) days prior to the deadline for stockholders to nominate directors for the 2015 annual meeting of stockholders. The Company would reimburse North Tide for its out-of-pocket expenses, subject to an agreed upon cap. During a phone conversation on the same date, Mr. Ballantine indicated to North Tide that the Board would not consider a settlement that included Mr. Leedle’s resignation as CEO.

•
On February 26, 2014, North Tide delivered a letter to the Board in which it provided that it disagreed with the Board’s assessment of management but would be willing to settle with the Board and avoid a costly and distracting proxy contest if the Board would accommodate North Tide’s request for substantial Board representation. North Tide provided that its nominee candidates would go a long way toward restoring the credibility of Healthways within the investment community, as they are deeply qualified in healthcare and turnaround situations. North Tide proposed a settlement that included what it believes is necessary for Healthways: (i) the Board’s support of the nomination of North Tide’s four (4) Nominees; (ii) the appointment of one of North Tide’s nominees as Chairman of the Board; and (iii) Mr. Ballantine’s resignation from the Board.

•
On February 27, 2014, the Mr. Ballantine sent a letter to North Tide in which the Board expressed its confidence in Healthways’ management and leadership under CEO Ben Leedle as well as the Company’s current strategy. In the letter, the Board expressed its disagreement with North Tide’s proposals and North Tide’s “apparent determination to proceed with a disruptive and costly proxy contest at the expense of all Healthways shareholders”, and reiterated the February 24 Settlement.

•
On February 28, 2014, North Tide delivered a letter to the Board in which it reiterated its belief that material changes in board composition, executive leadership, and corporate strategy are immediately required at Healthways. In the letter, North Tide stated that it has made significant efforts to communicate constructively with the Board to arrive at a mutually agreeable resolution that would provide for the level of management and Board change required at Healthways without the need for an election contest. North Tide also stated that the Board has entrenched itself in support of the status quo, and in so doing has put its own interests ahead of those of the Company’s stockholders. North Tide therefore believes that change is needed on the Board to ensure that appropriate actions are taken to improve execution, drive better financial performance, hold management accountable and create value for all stockholders. To that end, North Tide delivered a letter to the Company (the “Nomination Letter”) nominating Conan J. Laughlin, Edwin “Mac” Crawford, Bradley S. Karro and Paul H. Keckley for election to the Board at the Annual Meeting.

•
Also on February 28, 2014, Healthways issued a press release in which Mr. Ballantine expressed his confidence in the Board’s strategy and management’s ability to move the Company forward. In the press release, Mr. Ballantine reiterated the February 24 Settlement and stated that the Board regrets North Tide’s rejection of the proposal and decision to move forward with a proxy contest.

•	On March 31, 2014, North Tide filed its preliminary proxy statement with the SEC in connection with the Annual Meeting.

•	Also on March 31, 2014, North Tide issued an investor presentation, in which it detailed its case for change at Healthways.

•	On April 14, 2014, Healthways filed its preliminary proxy statement with the SEC in connection with the Annual Meeting.

•	Also on April 14, 2014, Healthways issued a press release in connection with the Annual Meeting.

REASONS FOR THE SOLICITATION

We are soliciting your support to elect our Nominees at the Annual Meeting because we have little confidence that the Board, as currently composed, has the objectivity and commitment to take the steps necessary to enhance stockholder value at Healthways.   In putting forth the Nominees for election at the Annual Meeting, we are not attempting to take control of the Board. However, we do believe significant change to the composition of the Board is warranted given the strong qualifications of our Nominees and the serious issues facing the Company. If the Nominees are elected to the Board, they will comprise less than a majority of the Board.

THE TIME HAS COME FOR REAL CHANGE AT HEALTHWAYS

We have serious concerns with Healthways’ prolonged underperformance under the direction of the current management team and Board.  As we have continuously stated in both private and public letters, we believe the Board’s apparent laissez-faire attitude toward the need for change at Healthways and unwavering support for CEO Ben Leedle, despite the substantial value destruction that stockholders have suffered during his tenure, is unacceptable.

We believe that change is needed on the Board to ensure that appropriate actions are taken to improve execution, drive better financial performance, hold management accountable, and create value for all stockholders. These changes should include new highly qualified independent directors with relevant credentials for Healthways, as well as direct stockholder representation to ensure the best interests of all stockholders are appropriately represented on the Board.

WE ARE CONCERNED WITH THE COMPANY’S PROLONGED POOR STOCK PERFORMANCE

HWAY shares have dramatically underperformed over the past 1 year, 3 years, 5 years, and 10 years.  Healthways’ shares have dramatically underperformed the S&P 500 Index, the S&P Healthcare Index, and the Company’s peer group (as specified in the Company’s proxy statement for the 2013 Annual Meeting) over almost any measurement period.

The chart above illustrates the performance of Healthways’ Common Stock relative to the S&P 500 Index and the S&P Healthcare Index for the period beginning October 2003 and leading up to the filing of North Tide’s initial Schedule 13D with the SEC in October 2013.

WE ARE CONCERNED WITH THE COMPANY’S PROLONGED POOR OPERATIONAL PERFORMANCE

Over the past five years, EBITDA has declined 64%, EPS have declined precipitously and are now negative, and the Company is dangerously close to violating its recently modified debt covenants.  EBITDA was lower in 2013 than it was ten years ago despite roughly $600 million spent on acquisitions and a 411% increase in debt over that time period.

Senior management has missed its internal financial targets in six out of the past ten years, including 4 of the last 6 years, and in each of the last 3 years.

WE BELIEVE THAT MISMANAGEMENT AND POOR EXECUTIVE DECISIONS ARE ERODING STOCKHOLDER VALUE

We strongly believe management’s actions have caused significant damage to stockholders and that steps must be taken to repair this damage.  Mr. Leedle’s tenure as CEO has been marked by a consistent pattern of a pattern irresponsibly promoting various growth opportunities, and downplaying potential risks, most of which have gone the “wrong way”, and shareholders have suffered greatly as a result. We believe the Board, with its limited relevant healthcare operating experience, is relying on management’s characterization of the Company’s growth opportunities to justify its support for the strategy currently in place. We question how the Board could take seriously the projections and prognostications of a management team that has missed the mark on almost everything it has targeted over the last decade.

The most apparent example of this was Mr. Leedle’s proclamation on the third quarter 2007 earnings call that the Medicare Health Support pilot could turn into a $20 billion revenue opportunity, and of course when that did not materialize in 2008, Healthways shareholders paid a huge price. Mr. Leedle failed to see and react to a trend of health plan insourcing beginning in 2008, and he has been promoting the international “opportunity” since 2006 with little to show for it now seven years later. Throughout the last year, Mr. Leedle has been touting the Company’s success with health systems and “accountable care organizations”, only to reduce guidance in late October because these customers have not ramped as fast as he projected.

The value destruction for Healthways shareholders during Mr. Leedle’s tenure as CEO is irrefutable. Since Mr. Leedle was appointed CEO in September 2003, Healthways’ share price performance has been abysmal on both an absolute and relative basis. From its peak in early 2008, the company’s market capitalization declined more than 80% from $2.5 billion to less than $400 million as of the date that we filed our initial Schedule 13D. EBITDA was lower in 2013 than it was in Mr. Leedle’s first full year as CEO, despite more than $600 million in acquisitions and an increase in the Company’s debt balance from $0 to $250 million.

WE HAVE CONCERNS WITH THE HIGH LEVEL OF MANAGEMENT TURNOVER BELOW THE CEO

We note that over the past ten years there have been four different Chief Operating Officers at the Company, and there has not been a COO since 2012. In addition, the named executives in the Company’s annual reports over the last decade demonstrate a level of turnover below the COO level that is equally troubling. We believe that Healthways’ high level of turnover in senior management is symptomatic of poor leadership at both the CEO and Board level, and the fact that this turnover has been accompanied by terrible operating and financial performance makes it a glaring red flag.

WE ARE CONCERNED THAT EXECUTIVE COMPENSATION IS POORLY STRUCTURED AND NOT ALIGNED WITH PERFORMANCE

We believe management’s ability to properly address the issues facing the Company is compromised by the misalignment between compensation and the Company’s performance.  In 2012, Institutional Stockholder Services (ISS) recommended against the Company’s say-on-pay proposal due to a retention grant, duplicative performance metrics, and steadily increasing pay during declining performance.  Following the Company’s failed say-on-pay vote in 2012, Healthways’ subsequent compensation changes still fell short of (ISS) standards and again ISS recommended stockholders vote “AGAINST” the Company’s say-on-pay proposal at the 2013 Annual Meeting. According to ISS:

“The changes failed, however, to address the primary drivers of its pay-for-performance misalignment. Specifically, the company retains several practices that contribute significantly to the CEO’s above-median compensation, even though executives failed to receive cash awards under the short- or long-term incentive programs…. Given the company’s weak long-term performance and above-median pay, a vote AGAINST is warranted for a second year.”

At the 2013 Annual Meeting, stockholders once again voted AGAINST the Company’s say-on-pay proposal.

THE BOARD’S UNWAIVERING SUPPORT FOR MANAGEMENT IS TROUBLING

As fiduciaries, the Board has an obligation to all Healthways’ stockholders to hold management accountable for the Company’s long-term underperformance. As we highlighted in private and public letters to the Board, management has failed to meet its financial performance targets in six of the last ten years, including during each of the past three years, and four of the past six years. In conversations with Mr. Ballantine, we learned that instead of taking proactive steps to reverse Mr. Leedle’s failures, the Board finds comfort in the fact that “management’s compensation is aligned with performance, and since the company has not performed, bonuses have not been paid.” We find the lack of accountability, as portrayed by this statement, unsettling. The Board’s apparent tolerance for a CEO who has performed so poorly for so long causes us to fundamentally question whether Healthways is being run for the benefit of its stockholders.

WE ARE CONCERNED WITH THE LACK OF RELEVANT HEALTHCARE OPERATING EXPERIENCE ON THE BOARD

We believe there is a lack of meaningful relevant healthcare operating experience among the non-executive Directors at Healthways. The healthcare industry is complex, always changing, and requires a level of domain expertise that we believe is lacking on the Board today. Notably, the four directors up for election this year have no prior healthcare operating experience.

WE ARE CONCERNED WITH THE BOARD’S LACK OF SUFFICIENT STOCK OWNERSHIP

Collectively, the members of the Board directly own approximately [1.5%] of the outstanding shares of Common Stock, and the vast majority of such shares have been granted as stock options or restricted stock. The non-executive directors own approximately [0.8%] of the outstanding shares of Common Stock. In contrast, North Tide beneficially owns an aggregate of 3,850,000 shares of Common Stock, or close to 11% of the outstanding shares of Common Stock.

We also note that the Company’s outside directors each collected at least $100,000 in cash fees and over $200,000 in total compensation in 2013.  It is worth noting that the members of the Board have purchased very few Healthways shares with their own money, despite the generous cash fees they have reaped as members of the Board.

We believe the Board’s collective lack of a substantial vested interest in shares of Healthways and the generous cash compensation paid to the outside directors may compromise the Board’s ability to properly evaluate and address the serious challenges facing the Company.

OUR FOUR NOMINEES HAVE THE EXPERIENCE, QUALIFICATIONS AND OBJECTIVITY NECESSARY TO FULLY EXPLORE AVAILABLE OPPORTUNITIES TO UNLOCK VALUE FOR STOCKHOLDERS

As Healthways’ second-largest stockholder, we have heightened concerns that the Board lacks the objectivity necessary to act in the best interest of stockholders.  We have identified several highly qualified, independent directors with experience in the healthcare industry who we believe will bring a fresh perspective into the boardroom and would be extremely helpful in evaluating and executing on initiatives to unlock value at the Company.

We believe that the Board must be significantly reconfigured and view any attempt to increase the size of the current Board or the number of directors up for election at the Annual Meeting as an unlawful manipulation of Healthways’ corporate machinery.

Each of North Tide’s nominees has an exceptional track record and they collectively possess a well-balanced mix of skill sets to ensure that the Board (i) fulfills its duty to provide effective oversight of Healthways, (ii) determines the appropriate corporate strategy to create value for the benefit of all stockholders, and (iii) holds management accountable for executing against those objectives.

Edwin “Mac” Crawford most recently served as Chairman of CVS Caremark, a Fortune 20 company formed by the 2007 merger of CVS and Caremark Rx. From 1998-2007, Mr. Crawford was CEO of Caremark Rx (and its predecessor MedPartners Inc.). Mr. Crawford joined MedPartners in 1998 when the company, then the country’s largest physician practice management company, was struggling amid operating losses, significant debt obligations, and major changes in the healthcare industry.  While Mr. Crawford was CEO, Caremark Rx sold certain assets and decided to strategically focus on the small but growing pharmacy benefits management (“PBM”) business.  Caremark Rx’s PBM business enjoyed significantly increased revenues under Mr. Crawford’s watch as CEO* and was able to significantly lower its debt.  In 2004, Caremark Rx acquired AdvancePCS, thereby making Caremark the second-largest PBM, with over $23 billion in annual revenue. By 2007, Caremark had grown to be a $37 billion PBM managing over 600 million prescriptions when Mr. Crawford, as CEO, led* Caremark Rx’s strategic merger with drug chain CVS in a transaction valued at approximately $27 billion. During Mr. Crawford’s nine-year tenure as CEO of Caremark Rx, the total stockholder return was +516% versus the S&P 500 Index total return of +52% and the S&P Healthcare Index total return of +47% over the same period*.  Mr. Crawford was named Institutional Investor’s Best CEO in Healthcare Technology and Distribution for 2005, 2006 and 2007. Previously, Mr. Crawford was Chairman and CEO of Magellan Health Services, which he led through a successful restructuring and turnaround. Mr. Crawford currently serves on the Board of Trustees of Washington & Lee University. He graduated from Auburn University with a degree in Business and with a major in Accounting in 1971.

Bradley S. Karro is a principal of Hillcote Advisors, a firm focused on investing in and restructuring healthcare companies. Prior to founding Hillcote, Mr. Karro held a number of senior executive positions in the healthcare industry, including serving as Executive Vice President of Caremark Rx, a prescription benefit management company. Mr. Karro served at Caremark Rx from 1998 through 2007 and during his time at Caremark Rx, he was responsible for mergers & acquisitions, integration planning, information technology and Medicare product development. Mr. Karro was also appointed as a charter member of the Governor’s e-Health Advisory Council in Tennessee, an organization established to coordinate Tennessee’s initiatives leading towards the adoption of electronic medical records. Mr. Karro is currently a member of the Board of Directors of Angiotech Pharmaceuticals, Inc., where he chairs the Audit Committee. Mr. Karro previously served on the Board of Directors of Emageon Inc. Mr. Karro received his B.A. in Honors Business Administration from the University of Western Ontario.

Paul H. Keckley is the Editor of The Keckley Report and an expert on health industry trends and U.S. health system reform. In his thirty-five year health industry career, Dr. Keckley served as an expert commentator for national media coverage of healthcare reform, CEO of four health care companies funded by private investors, in senior management at Vanderbilt Medical Center and most recently as Executive Director of the Deloitte Center for Health Solutions in Washington, D.C, a position he held from 2006 through 2013. Dr. Keckley currently serves on the board of directors of the Healthcare Financial Management Leadership Council, Western Governors University Advisory Board and Lipscomb University College of Pharmacy. He previously served as an Independent Director at Ohio State University Medical Center, Interdent and PhyCor Inc. and as advisor to the Bipartisan Policy Center in Washington, DC. Dr. Keckley is a member of the Health Executive Network. He received his B.A. at Lipscomb University and his M.A. and PhD from Ohio State University and completed additional graduate studies at Oxford University.

Conan J. Laughlin is the Founder, Portfolio Manager, and Managing Member of North Tide Capital, a Boston-based investment firm with over $1 billion in assets under management. The firm invests in global equities utilizing a value-oriented approach with a dedicated focus on the healthcare sector. Mr. Laughlin has covered the healthcare industry as an equity research analyst since 1995. Prior to founding North Tide, from 2005-2011 Mr. Laughlin was a portfolio manager and sub-adviser to Millennium Management LLC, a multi-billion dollar investment firm based in New York. From 2002-2004, Mr. Laughlin was an equity research analyst covering the healthcare sector in the Asset Management group at American Express in Boston. Prior to joining American Express in 2002, he spent seven years as a sell-side analyst at Morgan Stanley Dean Witter (1995-1997), SG Cowen (1997-1999), and Deutsche Bank Alex. Brown (1999-2002). Mr. Laughlin graduated from the College of William and Mary with a BBA in Finance in 1995. Mr. Laughlin currently serves on the Board of Trustees at The Park School in Brookline, MA.

* While he was CEO of Caremark Rx during this time period, it cannot be said for certain to what extent Mr. Crawford was responsible for the actions or value enhancement at Caremark Rx during his tenure.  There can be no assurance that the Company’s business will enjoy similar results or improvements, or that stockholder value will similarly be enhanced, if Mr. Crawford is elected to the Board.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company currently has a classified Board, which is currently divided into three classes. The Board is in the process of declassification beginning with the directors elected at the Annual Meeting, who will serve terms expiring at the next annual meeting of stockholders.  We believe that the terms of four (4) Class II directors expire at the Annual Meeting and that four (4) directors will be elected at the Annual Meeting.  We are seeking your support at the Annual Meeting to elect our four (4) Nominees in opposition to the Company’s four director nominees for terms ending in 2015.  Your vote to elect such Nominees will have the legal effect of replacing four incumbent directors with the Nominees.  If elected, such Nominees will represent a minority of the members of the Board, and therefore it is not guaranteed that they can implement the actions that they believe are necessary to enhance stockholder value.

THE NOMINEES

The following information sets forth the name, age, business address, present principal occupation, and employment and material occupations, positions, offices, or employments for the past five years of each of the Nominees.  The nominations were made in a timely manner and in compliance with the applicable provisions of the Company’s governing instruments.  The specific experience, qualifications, attributes and skills that led us to conclude that the Nominees should serve as directors of the Company is set forth above in the section entitled “Reasons for the Solicitation.”  This information has been furnished to us by the Nominees.  The Nominees are citizens of the United States of America.

Edwin “Mac” Crawford, age 65, is not currently employed.  Mr. Crawford most recently served as Chairman of CVS Caremark, a Fortune 20 company formed by the 2007 merger of CVS and Caremark Rx. From 1998-2007, Mr. Crawford was CEO of Caremark Rx (and its predecessor MedPartners Inc.). Mr. Crawford joined MedPartners in 1998 when the company, then the country’s largest physician practice management company, was struggling amid operating losses, significant debt obligations, and major changes in the healthcare industry.  While Mr. Crawford was CEO, Caremark Rx sold certain assets and decided to strategically focus on the small but growing pharmacy benefits management (“PBM”) business.  Caremark Rx’s PBM business enjoyed significantly increased revenues under Mr. Crawford’s watch as CEO* and was able to significantly lower its debt.  In 2004, Caremark Rx acquired AdvancePCS, thereby making Caremark the second-largest PBM, with over $23 billion in annual revenue. By 2007, Caremark had grown to be a $37 billion PBM managing over 600 million prescriptions when Mr. Crawford, as CEO, led* Caremark Rx’s strategic merger with drug chain CVS in a transaction valued at approximately $27 billion. During Mr. Crawford’s nine-year tenure as CEO of Caremark Rx, the total stockholder return was +516% versus the S&P 500 Index total return of +52% and the S&P Healthcare Index total return of +47% over the same period*.  Mr. Crawford was named Institutional Investor’s Best CEO in Healthcare Technology and Distribution for 2005, 2006 and 2007. Previously, Mr. Crawford was Chairman and CEO of Magellan Health Services, which he led through a successful restructuring and turnaround. Mr. Crawford currently serves on the Board of Trustees of Washington & Lee University. He graduated from Auburn University with a degree in Business and with a major in Accounting in 1971. Mr. Crawford’s business address is c/o Crawford Holdings, LLC, 600 Hangar Lane, Nashville, Tennessee 37217. Mr. Crawford’s extensive experience leading public and private companies within the healthcare industry, as well as his specific experience leading a Fortune 20 company from operating losses to an immensely successful strategic exit, would make him a valuable asset to the Board.

Bradley S. Karro, age 52, is a principal of Hillcote Advisors, a firm focused on investing in and restructuring healthcare companies that Mr. Karro founded in July 2008. Prior to starting Hillcote Advisors, Mr. Karro held a number of senior executive positions in the healthcare industry, including serving as Executive Vice President of Caremark Rx, a prescription benefit management company. Mr. Karro joined Medpartners (which changed its name to Caremark Rx) in 1998, and served at Caremark Rx through 2007.  During his time at Caremark Rx, Mr. Karro was responsible for mergers & acquisitions, integration planning, information technology and Medicare product development. Mr. Karro was also appointed as a charter member of the Governor’s e-Health Advisory Council in Tennessee, an organization established to coordinate Tennessee’s initiatives leading towards the adoption of electronic medical records. Mr. Karro is currently a member of the Board of Directors of Angiotech Pharmaceuticals, Inc., where he chairs the Audit Committee. Mr. Karro previously served on the Board of Directors of Emageon Inc. Mr. Karro received his B.A. in Honors Business Administration from the University of Western Ontario. Mr. Karro’s address is 3800 Woodlawn Drive, Nashville, Tennessee 37215. Mr. Karro has over twenty-five years of healthcare industry experience, and his extensive knowledge of the healthcare industry, his executive management experience and prior public board experience would make him a valuable asset to the Board.

*   While he was CEO of Caremark Rx during this time period, it cannot be said for certain to what extent Mr. Crawford was responsible for the actions or value enhancement at Caremark Rx during his tenure.  There can be no assurance that the Company’s business will enjoy similar results or improvements, or that stockholder value will similarly be enhanced, if Mr. Crawford is elected to the Board.

Conan J. Laughlin, age 41, is the Founder, Portfolio Manager, and Managing Member of North Tide Capital, a Boston-based investment firm with over $1 billion in assets under management that Mr. Laughlin launched in September 2011.  The firm invests in global equities utilizing a value-oriented approach with a dedicated focus on the healthcare sector.  Mr. Laughlin has covered the healthcare industry as an equity research analyst since 1995.  Prior to founding North Tide Capital, from 2005-2011, Mr. Laughlin was a portfolio manager and sub-adviser to Millennium Management LLC, a multi-billion dollar investment firm based in New York.  From 2002-2004, Mr. Laughlin was a senior analyst covering the healthcare sector in the Asset Management group at American Express in Boston.  Prior to joining American Express in 2002, he spent seven years as a sell-side analyst at Morgan Stanley Dean Witter (1995-1997), SG Cowen (1997-1999), and Deutsche Bank Alex. Brown (1999-2002).  Mr. Laughlin received his B.B.A in Finance from the College of William and Mary.  Mr. Laughlin currently serves on the Board of Trustees at The Park School in Brookline, MA.  Mr. Laughlin’s business address is c/o North Tide Capital LLC, 500 Boylston Street, Suite 310, Boston, Massachusetts 02116. Mr. Laughlin’s extensive knowledge of the healthcare industry and experience managing investments in the healthcare sector would make him a valuable asset to the Board.

Paul H. Keckley, age 64, is the Editor of The Keckley Report, which Dr. Keckley began publishing in September 2013, and an expert on health industry trends and U.S. health system reform. In his thirty-five year health industry career, Dr. Keckley served as an expert commentator for national media coverage of healthcare reform, CEO of four health care companies funded by private investors, in senior management at Vanderbilt Medical Center and most recently as Executive Director of the Deloitte Center for Health Solutions in Washington, D.C, a position he held from 2006 through September 2013. Dr. Keckley currently serves on the Board of Directors of the Ohio State University Medical Center, Healthcare Financial Management Leadership Council, Western Governors University Advisory Board and Lipscomb University College of Pharmacy. Dr. Keckley is a member of the Health Executive Network and advisor to the Bipartisan Policy Center in Washington, D.C. Dr. Keckley received his B.A. from Lipscomb University and his M.A. and PhD from Ohio State University and completed a fellowship in economic policy at Oxford University. Dr. Keckley’s address is 1115B Biltmore Drive, Nashville, Tennessee 37204. Dr. Keckley’s extensive involvement with the healthcare industry as well as his executive leadership experience in the public and private sectors would make him a valuable asset to the Board.

As of the date hereof, Mr. Laughlin, by virtue of his relationship with North Tide Capital, which is the investment manager of North Tide Master as well as a certain managed account (the “Account”), may be deemed the beneficial owner of the 3,850,000 shares of Common Stock owned in the aggregate by North Tide Master and the Account.  Mr. Laughlin disclaims beneficial ownership of such shares of Common Stock, except to the extent of his pecuniary interest therein.  Mr. Laughlin has not entered into any transactions in the shares of Common Stock in the past two years.  For information regarding purchases and sales during the past two years by North Tide Master and the Account in securities of the Company, see Schedule I.

As of the date hereof, none of Messrs. Crawford, Karro or Dr. Keckley owns beneficially or of record any securities of the Company, and none has made any direct purchases or sales of any securities of the Company during the past two years.

North Tide Capital and certain of its affiliates have signed letter agreements, pursuant to which they agree to indemnify each of Messrs. Crawford, Karro and Dr. Keckley against claims arising from the solicitation of proxies from the Company stockholders in connection with the Annual Meeting and any related transactions.

On February 28, 2014, the North Tide Master, North Tide Capital and the Nominees (collectively the “Group”) entered into a Joint Filing and Solicitation Agreement in which, among other things, (a) the Group agreed to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of the Company, (b) the Group agreed to solicit proxies or written consents for the election of the Nominees at the 2014 Annual Meeting (the “Solicitation”), and (c) North Tide Capital agreed to bear all expenses incurred in connection with the Solicitation, including approved expenses incurred by any of the parties in connection with the Solicitation, subject to certain limitations.

Other than as stated herein, there are no arrangements or understandings between members of North Tide Master and any of the Nominees or any other person or persons pursuant to which the nomination of the Nominees described herein is to be made, other than the consent by each of the Nominees to be named in this Proxy Statement and to serve as a director of the Company if elected as such at the Annual Meeting.  None of the Nominees is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in any material pending legal proceedings.

Each Nominee presently is, and if elected as a director of the Company, each of the Nominees would be, an “independent director” within the meaning of (i) applicable NASDAQ Global Select Market listing standards applicable to board composition, and (ii) Section 301 of the Sarbanes-Oxley Act of 2002. No Nominee is a member of the Company’s compensation, nominating or audit committee that is not independent under any such committee’s applicable independence standards.

We do not expect that the Nominees will be unable to stand for election, but, in the event any Nominee is unable to serve or for good cause will not serve, the shares of Common Stock represented by the enclosed BLUE proxy card will be voted for substitute nominee(s), to the extent this is not prohibited under the Bylaws and applicable law.  In addition, we reserve the right to nominate substitute person(s) if the Company makes or announces any changes to its Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any Nominee, to the extent this is not prohibited under the Bylaws and applicable law.  In any such case, shares of Common Stock represented by the enclosed BLUE proxy card will be voted for such substitute nominee(s).  We reserve the right to nominate additional person(s), to the extent this is not prohibited under the Bylaws and applicable law, if the Company increases the size of the Board above its existing size or increases the number of directors whose terms expire at the Annual Meeting.  Additional nominations made pursuant to the preceding sentence are without prejudice to the position of North Tide that any attempt to increase the size of the current Board or to reconstitute or reconfigure the classes on which the current directors serve constitutes an unlawful manipulation of the Company’s corporate machinery.

WE URGE YOU TO VOTE FOR THE ELECTION OF THE NOMINEES ON THE ENCLOSED BLUE PROXY CARD.

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

           As discussed in further detail in the Company’s proxy statement, the Company is asking stockholders to indicate their support for the compensation of the Company’s named executive officers. This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in the Company’s proxy statement. Accordingly, the Company is asking stockholders to vote for the following resolution:

“RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company's Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosures.”

According to the Company’s proxy statement, the stockholder vote on the Say-on-Pay Proposal is an advisory vote only, and it is not binding on the Company, the Board, or the Compensation Committee of the Board.

WE MAKE NO RECOMMENDATION WITH RESPECT TO THIS PROPOSAL AND INTEND TO VOTE OUR SHARES [“FOR”/ “AGAINST”] THIS PROPOSAL.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As discussed in further detail in the Company’s proxy statement, the Audit Committee of the Board has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2014. The Company is submitting the appointment of Ernst & Young LLP for ratification by the stockholders at the Annual Meeting.

WE MAKE NO RECOMMENDATION WITH RESPECT TO THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITOR FOR THE 2014 FISCAL YEAR AND INTEND TO VOTE OUR SHARES [“FOR”] THIS PROPOSAL.

PROPOSAL NO. 4

APPROVAL OF THE COMPANY'S 2014 STOCK INCENTIVE PLAN

As discussed in further detail in the Company’s proxy statement, the Board has adopted the Company’s 2014 Stock Incentive Plan, effective as of June 24, 2014, subject to the approval of the Company’s stockholders at the Annual Meeting. A summary of the key provisions and principal features of the 2014 Stock Incentive Plan and the full text of the 2014 Stock Incentive Plan are made part of the Company’s proxy statement.

WE MAKE NO RECOMMENDATION WITH RESPECT TO THE APPROVAL OF THE COMPANY’S 2014 STOCK INCENTIVE PLAN AND INTEND TO VOTE OUR SHARES [“FOR”/”AGAINST”] THIS PROPOSAL.

PROPOSAL NO. 5

AMENDMENT TO BYLAWS TO IMPLEMENT MAJORITY VOTING FOR
UNCONTESTED ELECTIONS OF DIRECTORS

As discussed in further detail in the Company’s proxy statement, the Board has proposed to amend the Company’s Bylaws to implement a majority voting standard for uncontested director elections.

Under a majority voting standard, each vote is specifically counted "for" or "against" the director's election. An affirmative majority of the total number of votes cast "for" a director nominee will be required for election. Abstentions and broker non-votes will have no effect in determining whether the required affirmative majority vote has been obtained. Director nominees in contested elections would continue to be elected by plurality vote. A contested election is one in which the number of director nominees exceeds the number of directors to be elected.

WE MAKE NO RECOMMENDATION WITH RESPECT TO THE APPROVAL OF THE AMENDMENT TO THE BYLAWS TO IMPLEMENT MAJORITY VOTING FOR UNCONTESTED ELECTIONS OF DIRECTORS INTEND TO VOTE OUR SHARES [“FOR”] THIS PROPOSAL.

VOTING AND PROXY PROCEDURES

Only stockholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting.  Stockholders who sell their shares of Common Stock before the Record Date (or acquire them without voting rights after the Record Date) may not vote such shares of Common Stock.  Stockholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such shares of Common Stock after the Record Date.  Based on publicly available information, North Tide believes that the only outstanding class of securities of the Company entitled to vote at the Annual Meeting is the shares of Common Stock.

Shares of Common Stock represented by properly executed BLUE proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of the Nominees, [FOR/AGAINST] the approval of the Say-on-Pay Proposal, [FOR] the ratification of Ernst & Young LLP as the Company’s independent auditor for the 2014 fiscal year, [FOR/AGAINST] the approval of the 2014 Stock Incentive Plan, and [FOR] approval of an amendment to the Company’s Bylaws, as amended, to implement majority voting for uncontested elections of directors, as described herein.

You are being asked to elect the Nominees.  According to the Company’s proxy statement for the Annual Meeting, the current Board intends to nominate four candidates for election as directors at the Annual Meeting.  This Proxy Statement is soliciting proxies to elect only our Nominees.  Accordingly, the enclosed BLUE proxy card may only be voted for the Nominees and does not confer voting power with respect to the Company’s nominees.  The participants in this solicitation intend to vote all of their Shares in favor of the Nominees.

QUORUM; BROKER NON-VOTES; DISCRETIONARY VOTING

A quorum is the minimum number of shares of Common Stock that must be represented at a duly called meeting in person or by proxy in order to legally conduct business at the meeting.  For the Annual Meeting, the presence, in person or by proxy, of a majority of the outstanding shares entitled to vote will be considered a quorum, allowing votes to be taken and counted for the matters before the stockholders.

Abstentions will be counted as present for the purpose of determining the presence of a quorum. Broker non-votes will not be counted for the purpose of determining the presence of a quorum, as they are not shares entitled to vote.

If you are a stockholder of record, you must deliver your vote by mail or attend the Annual Meeting in person and vote in order to be counted in the determination of a quorum. If you are a beneficial owner, your broker will vote your shares pursuant to your instructions, and those shares will count in the determination of a quorum.  As further described below, brokers do not have discretionary authority to vote on any of the matters to be presented at the Annual Meeting. Accordingly, unless you vote via proxy card or provide instructions to your broker, your shares of Common Stock will not count for purposes of attaining a quorum.

Generally, broker non-votes occur when shares held by a broker in "street name" for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote those shares.  Usually, a broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm, without instructions from the beneficial owner of those shares. However, because this is a contested election, it is likely that none of the proposals at the Annual Meeting will be considered a "routine" matter, and, therefore, your shares will not be voted on any matter unless you instruct your brokerage firm to vote in a timely manner. As there will likely be no "routine" matters at the Annual Meeting, broker non-votes will have no effect on the outcome of any of the proposals presented at the Annual Meeting. Abstentions will have the same effect as a vote "AGAINST" each of the proposals presented at the Annual Meeting, except for the election of directors, with respect to which abstentions will have no effect.

VOTES REQUIRED FOR APPROVAL

Election of Directors ─ According to the Company’s proxy statement, the four nominees for director receiving the highest vote totals will be elected as directors of the Company.  With respect to the election of directors, a properly executed proxy card marked "WITHHOLD" with respect to the election of a director nominee will be counted for purposes of determining if there is a quorum at the Annual Meeting, but will not be considered to have been voted for the director nominees.  Broker non-votes (as discussed above) will also not be considered to have been voted for any director nominee.  Therefore, abstentions and broker non-votes will have no direct effect on the outcome of the election of directors.

Other Proposals ─  Other than for the approval of the Say-on-Pay Proposal and ratification of Ernst & Young LLP as the Company’s independent auditor for the 2014 fiscal year, the affirmative vote of a majority of the Common Stock represented at the Annual Meeting will be required to approve the other proposals. Stockholders may vote “FOR” or “AGAINST” or may “ABSTAIN” from voting on each of these proposals. If you "ABSTAIN," it will have the same effect as a vote "AGAINST" these proposals. Broker non-votes (as discussed above) will not be considered to have been voted for any of these proposals. If you sign and submit your BLUE proxy card without specifying how you would like your shares voted, your shares will be voted in accordance with North Tide’s recommendations specified herein and in accordance with the discretion of the persons named on the BLUE proxy card with respect to any other matters that may be voted upon at the Annual Meeting.

REVOCATION OF PROXIES

Stockholders of the Company may revoke their proxies at any time prior to exercise by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation.  The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy.  The revocation may be delivered either to North Tide in care of Okapi Partners at the address set forth on the back cover of this Proxy Statement or to the Company at 701 Cool Springs Boulevard, Franklin, Tennessee 37067 or any other address provided by the Company.  Although a revocation is effective if delivered to the Company, we request that either the original or photostatic copies of all revocations be mailed to North Tide in care of Okapi Partners at the address set forth on the back cover of this Proxy Statement so that we will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the outstanding shares of Common Stock.  Additionally, Okapi Partners may use this information to contact stockholders who have revoked their proxies in order to solicit later dated proxies for the election of the Nominees.

IF YOU WISH TO VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED BLUE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by North Tide Capital.  Proxies may be solicited by mail, facsimile, telephone, telegraph, Internet, in person and by advertisements.

North Tide Capital has entered into an agreement with Okapi Partners for solicitation and advisory services in connection with this solicitation, for which Okapi Partners will receive a fee not to exceed $_________, together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws.  Okapi Partners will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders.  North Tide Capital has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares of Common Stock they hold of record.  North Tide Capital will reimburse these record holders for their reasonable out-of-pocket expenses in so doing.  It is anticipated that Okapi Partners will employ approximately ____ persons to solicit stockholders for the Annual Meeting.

The entire expense of soliciting proxies is being borne by North Tide Capital. Costs of this solicitation of proxies are currently estimated to be approximately $___________.  North Tide Capital estimates that through the date hereof its expenses in connection with this solicitation are approximately $75,000.  North Tide Capital intends to seek reimbursement from the Company of all expenses it incurs in connection with this solicitation.  North Tide Capital does not intend to submit the question of such reimbursement to a vote of security holders of the Company.

ADDITIONAL PARTICIPANT INFORMATION

The Nominees and the members of North Tide are participants in this solicitation.  The principal business of North Tide Master is serving as a private investment fund.  North Tide Master has been formed for the purpose of making equity investments and, on occasion, taking an active role in the management of portfolio companies in order to enhance stockholder value. North Tide Capital provides investment advisory and management services and acts as the investment manager of North Tide Master and the Account.

The address of the principal office of each of North Tide Capital and North Tide Master is 500 Boylston Street, Suite 310, Boston, Massachusetts 02116.

As of the date hereof, North Tide Master directly 3,425,000 shares of Common Stock.  As of the date hereof, North Tide Capital, as the investment manager of North Tide Master and the Account, may be deemed to beneficially own the 3,425,000 shares of Common Stock directly owned by North Tide Master and 425,000 shares of Common Stock beneficially owned by the Account.

For information regarding purchases and sales of securities of the Company during the past two years by the participants in this solicitation, see Schedule I.

The shares of Common Stock directly owned by North Tide Master and held in the Account were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business).

Except as set forth in this Proxy Statement (including the Schedules hereto), (i) during the past 10 years, no participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no participant in this solicitation directly or indirectly beneficially owns any securities of the Company; (iii) no participant in this solicitation owns any securities of the Company which are owned of record but not beneficially; (iv) no participant in this solicitation has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no participant in this solicitation is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any participant in this solicitation owns beneficially, directly or indirectly, any securities of the Company; (viii) no participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no participant in this solicitation or any of his or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no participant in this solicitation or any of his or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (xi) no participant in this solicitation has a substantial interest, direct or indirect, by securities holdings or otherwise in any matter to be acted on at the Annual Meeting.

There are no material proceedings to which any participant in this solicitation or any of his or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.  With respect to each of the Nominees, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years.

OTHER MATTERS AND ADDITIONAL INFORMATION

North Tide is unaware of any other matters to be considered at the Annual Meeting.  However, should other matters, which North Tide is not aware of a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies on the enclosed BLUE proxy card will vote on such matters in their discretion.

STOCKHOLDER PROPOSALS

The Company’s 2015 annual meeting of stockholders (the “2015 Annual Meeting”) is expected to be held in May 2015, although this date may be subject to change. Stockholders’ proposals will be eligible for consideration for inclusion in the Company’s proxy statement for the 2015 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, if such proposals are received by the Company at 701 Cool Springs Blvd., Franklin, Tennessee, 37067, addressed to the Company’s Secretary before the close of business on [                ], 2015.  Notices of stockholders' proposals (including nominations) submitted outside the processes of Rule 14a-8 will generally be considered timely (but not considered for inclusion in the Company’s proxy statement), pursuant to the advance notice requirement set forth in the Company’s bylaws, if such notices are filed with the Company’s Secretary not less than 90 days nor more than 120 days prior to the first anniversary of this year's Annual Meeting (i.e., not earlier than February 24, 2015 and not later than March 26, 2015); provided, however, that in the event that the date of the 2015 Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. For proposals that are timely filed, the named proxies will retain discretion to vote proxies that the Company receives, provided: (1) the Company includes in its proxy statement advice on the nature of the proposal and how the named proxies intend to exercise their voting discretion and (2) the proponent does not issue a proxy statement. In order to curtail any controversy as to the date on which the Company received a proposal, the Company suggests that stockholders submit their proposals by certified mail, return receipt requested. Nothing in this paragraph shall be deemed to require the Company to include any stockholder proposal that does not meet all of the requirements for such inclusion established by the SEC at the time in effect.

The information set forth above regarding the procedures for submitting stockholder proposals for consideration at the 2015 Annual Meeting is based on information contained in the Company’s proxy statement.  The incorporation of this information in this proxy statement should not be construed as an admission by North Tide that such procedures are legal, valid or binding.

INCORPORATION BY REFERENCE

WE HAVE OMITTED FROM THIS PROXY STATEMENT CERTAIN DISCLOSURE REQUIRED BY APPLICABLE LAW THAT IS EXPECTED TO BE INCLUDED IN THE COMPANY’S PROXY STATEMENT RELATING TO THE ANNUAL MEETING.  THIS DISCLOSURE IS EXPECTED TO INCLUDE, AMONG OTHER THINGS, CURRENT BIOGRAPHICAL INFORMATION ON THE COMPANY’S DIRECTORS, INFORMATION CONCERNING EXECUTIVE COMPENSATION, AND OTHER IMPORTANT INFORMATION.  SEE SCHEDULE II FOR INFORMATION REGARDING PERSONS WHO BENEFICIALLY OWN MORE THAN 5% OF THE SHARES AND THE OWNERSHIP OF THE SHARES BY THE DIRECTORS AND MANAGEMENT OF THE COMPANY.

The information concerning the Company contained in this Proxy Statement and the Schedules attached hereto has been taken from, or is based upon, publicly available information.

NORTH TIDE CAPITAL MASTER, LP

__________, 2014

SCHEDULE I

TRANSACTIONS IN SECURITIES OF THE COMPANY
DURING THE PAST TWO YEARS

Shares of Common Stock Purchased / (Sold)	Date of Transaction

NORTH TIDE MASTER

301	03/02/2012
301	03/02/2012
7,183	04/12/2012
7,183	04/12/2012
5,317	04/12/2012
5,317	04/12/2012
2,250	04/23/2012
2,250	04/23/2012
7,225	04/24/2012
7,225	04/24/2012
3,025	04/25/2012
3,025	04/25/2012
25,000	06/01/2012
25,000	06/01/2012
25,000	06/04/2012
25,000	06/04/2012
25,000	06/05/2012
25,000	06/05/2012
25,000	07/17/2012
25,000	07/17/2012
25,000	10/19/2012
25,000	10/19/2012
25,000	10/19/2012
25,000	10/19/2012
25,000	11/01/2012
25,000	11/01/2012
12,500	11/13/2012
12,500	11/13/2012
12,500	11/14/2012
12,500	11/14/2012
12,500	12/03/2012
12,500	12/03/2012
12,500	12/04/2012
12,500	12/04/2012
25,000	12/05/2012
25,000	12/05/2012
12,500	12/06/2012
12,500	12/06/2012
12,500	12/07/2012
12,500	12/07/2012

65,000	12/07/2012
65,000	12/07/2012
10,000	12/10/2012
10,000	12/10/2012
12,500	12/11/2012
12,500	12/11/2012
111	12/11/2012
111	12/11/2012
22,502	12/11/2012
22,500	12/11/2012
14,887	12/12/2012
14,889	12/12/2012
100,000	12/17/2012
100,000	12/17/2012
25,000	01/03/2013
25,000	01/03/2013
25,000	01/07/2013
25,000	01/07/2013
12,500	01/17/2013
12,500	01/17/2013
25,000	01/18/2013
25,000	01/18/2013
25,000	02/11/2013
25,000	02/11/2013
9,287	02/12/2013
9,287	02/12/2013
8,825	02/12/2013
8,823	02/12/2013
32,646	02/13/2013
32,648	02/13/2013
22,000	02/14/2013
22,000	02/14/2013
14,742	02/15/2013
14,742	02/15/2013
53,900	07/08/2013
53,900	07/08/2013
46,100	07/09/2013
46,100	07/09/2013
100,000	07/18/2013
100,000	07/18/2013
50,000	09/12/2013
50,000	09/12/2013
28,751	09/13/2013
28,749	09/13/2013
21,250	09/16/2013
21,250	09/16/2013
25,000	09/20/2013
25,000	09/20/2013
22,350	09/23/2013
22,350	09/23/2013

201	09/23/2013
199	09/23/2013
2,449	09/24/2013
2,451	09/24/2013
50,000	10/03/2013
50,000	10/03/2013
25,000	10/08/2013
25,000	10/08/2013
25,000	10/09/2013
25,000	10/09/2013
200,000	10/25/2013
200,000	10/25/2013
155,000	12/09/2013
155,000	12/09/2013
3,580	12/17/2013
3,579	12/17/2013
41,420	12/17/2013
41,421	12/17/2013
12,500	12/18/2013
12,500	12/18/2013

NORTH TIDE CAPITAL (Through the Managed Account)

60,642	11/17/2011
18,858	11/18/2011
1,700	12/05/2011
35,000	12/05/2011
1,250	02/16/2012
2,844	02/16/2012
95,906	02/16/2012
24,809	02/21/2012
25,193	02/22/2012
8,798	03/02/2012
14,366	04/12/2012
10,634	04/12/2012
4,500	04/23/2012
14,450	04/24/2012
6,050	04/25/2012
10,000	05/22/2012
(50,000)	07/17/2012
(10,000)	08/03/2012
25,000	09/24/2012
25,000	09/25/2012
25,000	09/26/2012
25,000	09/27/2012
25,000	09/28/2012
37,500	10/19/2012
25,000	10/19/2012

17,500	11/13/2012
(130,000)	12/07/2012
10,000	12/11/2012
78	12/11/2012
14,998	12/11/2012
9,924	12/12/2012
60,000	12/17/2012
5,000	12/26/2012
49,800	01/14/2013
200	01/14/2013
25,000	01/17/2013
6,426	02/12/2013
7,352	02/12/2013
27,206	02/13/2013
15,300	02/14/2013
18,716	02/15/2013
(200,000)	07/18/2013
25,000	12/18/2013

SCHEDULE II

The following table is reprinted from the definitive proxy statement filed by Healthways, Inc. with the Securities and Exchange Commission on April 14, 2014.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to those persons that we know to be the beneficial owners (as defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of more than 5% of our Common Stock, our only voting security, and with respect to the beneficial ownership of our Common Stock by all directors and nominees, each of the executive officers named in the Summary Compensation Table and all of our executive officers and directors as a group.  The information set forth below is based on ownership information we received as of April 10, 2014 (except as otherwise noted below).  Unless specified otherwise, the shares indicated are presently outstanding, and each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)
Prudential Financial, Inc. 751 Broad Street Newark, NJ 07102-3777	5,568,014	(2)	15.80%

North Tide Capital, LLC 500 Boylston Street Suite 310 Boston, MA 02116	3,850,000	(3)	10.93%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,254,885	(4)	9.24%

EARNEST Partners, LLC 1180 Peachtree Street NE Suite 2300 Atlanta, GA 30309	2,756,961	(5)	7.82%

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	2,110,311	(6)	5.99%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,933,320	(7)	5.49%

Wells Fargo & Company 420 Montgomery Street San Francisco, CA 94104	1,878,623	(8)	5.33%

Ben R. Leedle, Jr.****	1,242,814	(9)	3.43%

Michael Farris***	389,932	(10)	1.11%

Alfred Lumsdaine***	147,579	(11)	*

Daniel J. Englander**	115,000	(12)	*

C. Warren Neel, Ph.D**	97,105	(13)	*

Peter Choueiri***	92,486	(14)	*

John W. Ballantine**	72,475	(15)	*

Mary Jane England, M.D.**	65,611	(16)	*

Jay C. Bisgard, M.D.**	64,624	(17)	*

Alison Taunton-Rigby, Ph. D.**	55,919	(18)	*

John A. Wickens**	57,475	(19)	*

Glenn Hargreaves***	49,520	(20)	*

William D. Novelli**	31,191	(21)	*

Mary Flipse***	14,674	(22)	*

Kevin G. Wills**	9,132	(23)	*

Donato Tramuto**	7,950	(24)	*

All directors and executive officers as a group (16 persons)	2,511,762	(25)	6.84%

*	Indicates ownership of less than one percent of our outstanding Common Stock
**	Director of the Company
***	Named Executive Officer
****	Director and Named Executive Officer

(1)
Pursuant to the rules of the Commission, certain shares of our Common Stock that an individual owner set forth in this table has a right to acquire within 60 days after April 10, 2014 pursuant to the exercise of options to purchase shares of Common Stock (“stock options”) or other securities are deemed to be outstanding for the purpose of computing the ownership of that owner, but are not deemed outstanding for the purpose of computing the ownership of any other individual owner shown in the table.  Likewise, the shares subject to stock options or other securities held by our other directors and executive officers that are exercisable within 60 days of April 10, 2014 are all deemed outstanding for the purpose of computing the percentage ownership of all executive officers and directors as a group.

(2)
Information with respect to stock ownership is based on a Schedule 13G/A filed by Prudential Financial, Inc. (“Prudential”) with the Commission on January 29, 2014 and includes shares held by certain of its subsidiaries, including Jennison Associates LLC (“Jennison”).  Includes 105,304 shares to which Prudential has sole voting power, 5,462,710 shares to which Prudential has shared voting power, 105,304 shares to which Prudential has sole investment power and 5,462,710 shares to which Prudential has shared investment power. Jennison filed a separate Schedule13G/A with the Commission on February 12, 2014 reporting beneficial ownership of 5,477,265 shares to which Jennison has sole voting power and shared investment power. These shares have not been listed separately because they are included in the shares reported by Prudential, which indirectly owns 100% of the equity interests of Jennison. The address of Jennison is 466 Lexington Avenue, New York, New York 10017.

(3)
Information with respect to stock ownership is based on a Schedule 13D/A filed with the Commission on March 3, 2014. Includes 3,850,000 shares to which North Tide Capital, LLC has shared voting and investment power. Includes 3,425,000 shares to which North Tide Capital Master, LP has shared voting and investment power. Includes 3,850,000 shares to which Conan Laughlin, who serves as the Manager of North Tide Capital, LLC, has shared voting and investment power.  The address of North Tide Capital Master, LP and Conan Laughlin is 500 Boylston Street, Suite 310, Boston, Massachusetts, 02116.

(4)
Information with respect to stock ownership is based on a Schedule 13G/A filed by BlackRock, Inc. with the Commission on January 29, 2014 and includes shares held by certain of its subsidiaries.  Includes 3,142,378 shares to which BlackRock, Inc. has sole voting power and 3,254,885 shares to which BlackRock, Inc. has sole investment power.

(5)
Information with respect to stock ownership is based on a Schedule 13G/A filed with the Commission on February 14, 2014. Includes 1,164,444 shares to which EARNEST Partners, LLC (“EARNEST”) has sole voting power, 379,742 shares to which EARNEST has shared voting power and 2,756,961 shares to which EARNEST has sole investment power.

(6)
Information with respect to stock ownership is based on a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the Commission on February 11, 2014 and includes shares held by certain of its subsidiaries. Includes 54,994 shares to which Vanguard has sole voting power, 2,057,217 shares to which Vanguard has sole investment power and 53,094 shares to which Vanguard has shared investment power.

(7)
Information with respect to stock ownership is based on a Schedule 13G filed with the Commission on February 10, 2014. Includes 1,865,966 shares to which Dimensional Fund Advisors LP (“Dimensional”) has sole voting power and 1,933,320 shares to which Dimensional has shared investment power.

(8)
Information with respect to stock ownership is based on a Schedule 13G/A filed by Wells Fargo & Company (“WFC”) with the Commission on January 28, 2014 and includes shares held by certain of its subsidiaries. Includes 116 shares to which WFC has sole voting power, 1,873,010 shares to which WFC has shared voting power, 116 shares to which WFC has sole investment power and 1,878,507 shares to which WFC has shared investment power.

(9)	Includes 985,916 shares that, as of April 10, 2014, were issuable upon the exercise of outstanding stock options within 60 days after April 10, 2014.

(10)	Includes 389,611 shares held in trust.

(11)	Includes 113,567 shares that, as of April 10, 2014, were issuable upon the exercise of outstanding stock options within 60 days after April 10, 2014.

(12)
Consists of 115,000 shares held indirectly with Ursula Capital Partners, of which Mr. Englander is the Managing Partner. Mr. Englander disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(13)	Includes 43,764 shares that, as of April 10, 2014, were issuable upon the exercise of outstanding stock options within 60 days after April 10, 2014.

(14)	Includes 74,754 shares that, as of April 10, 2014, were issuable upon the exercise of outstanding stock options within 60 days after April 10, 2014.

(15)	Includes 43,764 shares that, as of April 10, 2014, were issuable upon the exercise of outstanding stock options within 60 days after April 10, 2014, and 20,000 shares held in trust.

(16)	Includes 53,764 shares that, as of April 10, 2014, were issuable upon the exercise of outstanding stock options within 60 days after April 10, 2014.

(17)	Includes 43,764 shares that, as of April 10, 2014, were issuable upon the exercise of outstanding stock options within 60 days after April 10, 2014, and 20,860 shares held in trust.

(18)	Includes 33,764 shares that, as of April 10, 2014, were issuable upon the exercise of outstanding stock options within 60 days after April 10, 2014.

(19)
Includes 43,764 shares that, as of April 10, 2014, were issuable upon the exercise of outstanding stock options within 60 days after April 10, 2014, and 1,100 shares held jointly by Mr. Wickens and his spouse.

(20)	Includes 40,497 shares that, as of April 10, 2014, were issuable upon the exercise of outstanding stock options within 60 days after April 10, 2014.

(21)	Includes 27,724 shares that, as of April 10, 2014, were issuable upon the exercise of outstanding stock options within 60 days after April 10, 2014.

(22)	Includes 11,784 shares that, as of April 10, 2014, were issuable upon the exercise of outstanding stock options within 60 days after April 10, 2014.

(23)	Consists of 9,132 shares that, as of April 10, 2014, were issuable upon the exercise of outstanding stock options within 60 days after April 10, 2014.

(24)	Includes 3,750 shares that, as of April 10, 2014, were issuable upon the exercise of outstanding stock options within 60 days after April 10, 2014.

(25)	Includes 1,529,708 shares that, as of April 10, 2014, were issuable upon the exercise of outstanding stock options within 60 days after April 10, 2014.

IMPORTANT

Tell your Board what you think! Your vote is important.  No matter how many shares of Common Stock you own, please give North Tide your proxy FOR the election of the Nominees by taking three steps:

●	SIGNING the enclosed BLUE proxy card,

●	DATING the enclosed BLUE proxy card, and

●	MAILING the enclosed BLUE proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your shares of Common Stock are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares of Common Stock and only upon receipt of your specific instructions.  Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet.  Please refer to the enclosed voting form for instructions on how to vote electronically.  You may also vote by signing, dating and returning the enclosed BLUE voting form.

If you have any questions or require any additional information concerning this Proxy Statement, please contact Okapi Partners at the address set forth below.

OKAPI PARTNERS LLC
437 Madison Avenue, 28th Floor
New York, N.Y. 10022
(212) 297-0720
Stockholders Call Toll-Free at: 877-869-0171
E-mail: info@okapipartners.com

PRELIMINARY COPY SUBJECT TO COMPLETION
DATED APRIL __, 2014

HEALTHWAYS, INC.

2014 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF NORTH TIDE CAPITAL MASTER, LP

THE BOARD OF DIRECTORS OF HEALTHWAYS, INC.
IS NOT SOLICITING THIS PROXY

P            R            O            X            Y

The undersigned appoints Conan J. Laughlin and [Stephen Shorey], and each of them, attorneys and agents with full power of substitution to vote all shares of Common Stock of Healthways, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the 2014 Annual Meeting of Stockholders of the Company scheduled to be held at the Franklin Marriott Cool Springs located at 700 Cool Springs Boulevard, Franklin, Tennessee, 37067 on Tuesday, June 24, 2014 at 9:30 a.m., Central time (including any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “Annual Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof.  If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to North Tide Capital Master, LP (“North Tide”) a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1, [“FOR”/“AGAINST”] PROPOSAL 2, [“FOR”] PROPOSAL 3, [“FOR”/“AGAINST”] PROPOSAL 4, AND [“FOR”] PROPOSAL 5.

This Proxy will be valid until the completion of the Annual Meeting.  This Proxy will only be valid in connection with North Tide’s solicitation of proxies for the Annual Meeting.

IMPORTANT:  PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[X] Please mark vote as in this example

NORTH TIDE STRONGLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE NOMINEES LISTED BELOW IN PROPOSAL 1.  [NORTH TIDE MAKES NO RECOMMENDATION WITH RESPECT TO PROPOSALS 2, 3, 4 AND 5].

1. North Tide’s proposal to elect Edwin “Mac” Crawford, Bradley S. Karro, Paul H. Keckley and Conan J. Laughlin as directors of the Company.

		FOR ALL NOMINEES	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES	FOR ALL EXCEPT NOMINEE(S) WRITTEN BELOW
Nominees:	Edwin “Mac” Crawford Bradley S. Karro Paul H. Keckley Conan J. Laughlin	[ ]	[ ]	[ ] ______________ ______________ ______________

North Tide does not expect that the Nominees will be unable to stand for election, but, in the event any Nominee is unable to serve or for good cause will not serve, the Shares represented by this proxy card will be voted for substitute nominee(s), to the extent this is not prohibited under the Bylaws and applicable law.  In addition, North Tide has reserved the right to nominate substitute person(s) if the Company makes or announces any changes to its Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any Nominee, to the extent this is not prohibited under the Bylaws and applicable law.  In any such case, Shares represented by this proxy card will be voted for such substitute nominee(s).

2. Company’s proposal regarding advisory vote to approve executive compensation.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.  Company’s proposal to ratify the preliminary appointment of Ernst & Young LLP as independent auditor for the 2014 fiscal year.

☐ FOR	☐AGAINST	☐ ABSTAIN

4. Company’s proposal to approve a new 2014 Stock Incentive Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

5. Company’s proposal to approve an amendment to the Company’s Bylaws to implement a majority voting standard for uncontested election of directors.

☐ FOR	☐ AGAINST	☐ ABSTAIN

DATED:  ____________________________

____________________________________
(Signature)

____________________________________
(Signature, if held jointly)

____________________________________
(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN.  EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING.  PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.